UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 30, 2005

Date of Report (Date of earliest event reported)

USI Holdings Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50041	13-3771733
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

555 Pleasantville Road, Suite 160 South

Briarcliff Manor, NY 10510

(Address of principal executive offices)

(914) 749-8500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On July 1, 2005, USI Holdings Corporation (the “Company”) consummated the sale of its San Antonio, Texas based wholesale insurance operation, Vista Insurance Partners, Inc. (“Vista”). Vista was acquired by the Company on February 1, 2005 as part of the Summit Global Partners acquisition and was deemed by the Company to be inconsistent with the Company’s long term business strategy. Pursuant to an Asset Purchase Agreement between the Company and CRC Insurance Services, Inc. (“CRC”) dated July 1, 2005, the Company sold and CRC acquired substantially all of the operating assets of Vista for $5.0 million, including a $4.0 million cash payment and $1.0 million plus interest due over one year subject to certain revenue performance targets. The Company does not expect any material gain or loss on the disposal of Vista.

Item 2.05. Costs Associated with Exit or Disposal Activities

On June 30, 2005, the Company approved a plan to sell two operations that are not consistent with the Company’s long term business strategy, including its El Dorado Hills, California-based retail brokerage operation and Woburn, Massachusetts-based executive benefits operation. It is expected that the Company will record a loss on disposal estimated at between $3.0 million and $4.5 million, before taxes, in the second quarter of 2005 to adjust the carrying value of these operations to their estimated fair value. The exact amount of the loss will depend on the carrying value of the related assets and liabilities and management’s estimated fair value. The historical and ongoing results of operations for these entities will be reclassified to discontinued operations and it is expected that this charge will also be recorded in discontinued operations. Combined, the operations to be sold are expected to have revenues of approximately $4.0 million and a net loss before income taxes of approximately $3.0 million in 2005.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 7, 2005

U.S.I. HOLDINGS CORPORATION

By:	/s/ ROBERT S. SCHNEIDER
Name:	Robert S. Schneider
Title:	Executive Vice President, Chief Financial Officer

EXHIBIT NUMBER
None.